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                                                                   EXHIBIT 10.12

                            SUB-SUBLEASE AGREEMENT
                                   (E-Sport)

     THIS SUB-SUBLEASE is executed as of, by and between The RHL Group, Inc., a California corporation (the "Sub-Sublessor"), whose address is 1640 S. Sepulveda Boulevard, Suite 500, Los Angeles, CA 90025, and E-Sport, Inc., a Delaware corporation,(the "Sub-Sublessee"), whose address is 1640 S. Sepulveda Boulevard, Suite 500, Los Angeles, CA 90025.

                                   RECITALS

     LAOP IV, LLC, a Nevada limited liability company, as Lessor, and SmarTalk TeleServices, Inc., as Lessee, executed a lease and subsequent amendments 1 through 4 (hereinafter collectively referred to as the "Master Lease"), which is incorporated into this Sub-Sublease by this reference;

     By the terms of the Master Lease, the real property cumulatively referred to as 1640 S. Sepulveda Boulevard, Suite 500, Los Angeles, CA 90025.S. Sepulveda Boulevard, Suite 500, Los Angeles, CA 90025 (hereinafter "Suite 500") was leased to SmarTalk TeleServices, Inc. for a term ending on March 32, 2002, subject to earlier termination as provided in the Master Lease;

     Effective April 1, 1998 SmarTalk TeleServices, Inc., as Sublessor, and The RHL Group, Inc, as Sublessee, entered into that certain sublease agreement ("Sublease") pursuant to which Suite 500 was leased to The RHL Group, Inc. for the remainder of the term specified in the Master Lease;

     Sub-Sublessor desires to sublease to Sub-Sublessee a portion of Suite 500 currently occupied by Sub-Sublessor under the terms of the Master
Lease/Sublease, and Sub-Sublessee desires to lease that portion of Suite 500 from Sub-Sublessor; and

     The Lessor under the Master Lease and the Sublessor under the Sublease shall consent to this Sub-Sublease by executing the "Consent of Lessor" provision at the end of this Sub-Sublease;

     NOW, THEREFORE, Sub-Sublessor and Sub-Sublessee agree as follows:

     Leasing and Description of Property

     1. Subject to the terms, conditions, and covenants set forth in this Sub-Sublease, Sub-Sublessor hereby leases to Sub-Sublessee, and Sub-Sublessee hereby leases from Sub-Sublessor, that portion of Suite 500 as set forth in Exhibit A hereto and incorporated herein by this reference (the "Premises") containing approximately 6546.20 rentable square feet. In addition, Sub-Sublessor shall make available for Sub-Sublessee's use during the term of this Sub-Sublease, (i) the office furniture presently in place on the Premises, except that no furniture shall be provided for the executive office(s); and (ii) the telephone system installed on the

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Premises. Sub-Sublessee acknowledges that (x) the art work on the Premises is there at the option of the Sub-Sublessor and may be removed and/or replaced as Sub-Sublessor may determine from time to time; (y) Sub-Sublessee shall be responsible for the cost of bringing telephone service to the Premises and for all telephone costs and charges incurred as well as for all postage expenses; and Sub-Sublessee shall provide its own beverage and coffee service.

     Term

     2. This Sub-Sublease shall be for forty-eight (48) months, commencing as of April 1, 1998 and shall end on the date on March 31, 2002, the date on which the Master Lease terminates or on sublease termination date, whichever is earlier.

     Rent

     3. Sub-Sublessee shall pay to Sub-Sublease as rent ("Rent") for the Premises the following:

          a.   Base Rent. The base rent for the Term shall be Eight Hundred Four
               ---------
Thousand, Four and 30/100 Dollars ($800,004.30), payable in monthly installments, in accordance with the following schedule, in advance on the first day of each calendar month during the Term, effective as of April 1, 1998:

April & May 1998                $12,634.17/month         $ 25,268.34

June through October 1998       $15,645.42/month         $ 78,227.10

November 1998-March 2002        $17,085.58/month         $700,508.86

     Rent shall be paid to Sub-Sublease at 1640 S. Sepulveda Boulevard, Suite 500, Los Angeles, California 90025, or at any other place designated in writing by Sub-Sublease. The installment rent payable for any portion of a calendar month shall be a pro rata portion of the installment payable for a full calendar month.

          b.   Other Costs. In addition to the base rent, Sub-Sublessee shall
               -----------
pay to Sub-Sublessor (1) One Hundred Dollars ($100.00) monthly, plus a one time set up fee of One Hundred Fifty Dollars ($150.00), for Special Mail Handling and Delivery Service; (2) a key deposit of Twenty-Five Dollars ($25.00) for each key issued, (3) Sub-Sublessee shall pay photocopying charges of $0.07 per copy for the 1st 25,000 each month and $0.035 per copy for each copy in excess of 25,000 each month; and (4) all costs and charges from any source related to the customer service area and the area designated as the computer room.

     Upon the execution of this Sub-Sublease, Sub-Sublessee shall pay to Sub-Sublessor the sum of Seventy-Five Thousand Eighty-Four and 82/00 Dollars ($75,084.82) representing the base rent for the months of April, May and June 1998, a last month's rent of $17,085.58 and a security deposit of $17,085.58.

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     Operating Costs

     4. Sub-Sublessee shall reimburse Sub-Sublessor the 48.71% of all operating and other charges payable by Sub-Sublessor to the Lessor and/or the Sublessor pursuant to the terms of the Master Lease and/or the Sublease immediately upon presentment to Sub-Sublessee of such invoices or calculations as received by Sub-Sublessor from the Lessor and/or the Sublessor.

     Use of Premises

     5. Sub-Sublessee shall use the Premises for business office purposes and for no other purpose. Sub-Sublessee shall fully comply with all rules and regulations which the Sub-Sublease or Landlord may promulgate from time to time. Sub-Sublessee shall not commit or permit any waste or injury to any of the Premises or the property of which the Premises are a part, nor shall Sub-Sublessee make any alterations, improvements or changes thereto without prior written consent of Sub-Sublease and otherwise in accordance with the requirements and provisions contained in the Lease.

     Quiet Enjoyment

     6. Sub-Sublease covenants that Sub-Sublessee shall be entitled to quiet enjoyment of the Premises, provided that Sub-Sublessee complies with the terms of this Sub-Sublease.

     Condition of Premises

     7. Sub-Sublessee agrees that Sub-Sublessee's act of taking possession will be an acknowledgment that the Premises are in a tenantable and good condition. Sub-Sublessee will, at Sub-Sublessee's own expense, maintain the Premises in a thorough state of repair and in good and safe condition.

     Applicability of Master Lease

     8. This Sub-Sublease is subject and subordinate to the terms and conditions of the Master Lease and the Sublease.

     Assumption

     9. Sub-Sublessee expressly assumes and agrees to perform and comply with all the obligations required to be kept or performed by the Lessee under the provisions of the Master Lease identified in Paragraph 7 of this Sub-Sublease, to the extent that they are applicable to the subleased Premises.

     Sub-Sublessee's Rights Regarding Continuing Possession

     10. Sub-Sublessee shall have the right at any time, at Sub-Sublessor's expense, to take any action required to be taken, but not timely taken, by Sub-Sublessor, that may be necessary to prevent a default under the terms of the Master Lease.

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     Access by Sub-Sublessor

     11. Sub-Sublessee shall permit Sub-Sublessor (and its employees and agents) to have access to the Premises at all reasonable times for any lawful purpose.

     Sub-Sublessee's Insurance

     12. At all times during the Term, Sub-Sublessee shall, at its sole cost and expense, maintain in full force and effect the following insurance coverage:
(i) Commercial General Liability Insurance with a combined single limit for bodily injury and property damages of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the annual aggregate, including products liability coverage if applicable, covering and insuring provisions of this Sub-Sublease and the Lease and the performance of the Sub-Sublessee of the indemnity and exemption of the Sub-Sublessor, the Sublessor and the Landlord from liability as set forth in section 13, below;
(ii) a policy of standard fire, extended coverage and special extended coverage (all Risks), including a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake leakage as specified in the Lease. In addition, all such policies shall name Sub-Sublessor, Sublessor and Landlord as additional insureds. Sub-Sublessee shall maintain its own insurance covering Sub-Sublessee's property (including furniture, trade fixtures and personalty) located on the Premises.

     Indemnity

     13. Sub-Sublessee hereby covenants and agrees to defend, hold harmless and indemnify Sub-Sublessor and its affiliates, directors, officers, members, employees, partners and/or shareholders from and against any and all expenses, claims, actions, liabilities, losses and damages of any kind whatsoever (including without limitation any death or injury to persons and any damage to property and any diminution in value or loss of income from the Premises) actually or allegedly arising out of the activities of Sub-Sublessor or its employees, agents or invitees on the Premises.

     Surrender of Premises

     14. Upon the termination of this Sub-Sublease, Sub-Sublessee immediately shall deliver up and surrender the Premises to Sub-Sublessor in as good a state of order and repair as at the date hereof normal wear and tear excepted. Without limiting the generality of the foregoing, Sub-Sublessee shall repair any damage to the Premises caused by the installation or removal of any personal property or trade fixtures placed in the Premises by Sub-Sublessee.

     Assignment

     15. This Sub-Sublease may not be assigned, mortgaged or hypothecated by Sub-Sublessee, nor may the Premises be subleased or subjected to any liens or claims by Sub-Sublessee, under any conditions without the prior written consent of Sub-Sublessor in each instance, which consent shall not be unreasonably withheld. Any assignment, mortgage, hypothecation, sublease, lien or claim made or created by Sub-Sublessee without

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Sub-Sublessor's consent shall be void and of no force and effect and shall constitute an immediate and continuing default hereunder.

     Casualty

     16. In the event the Premises or any part thereof shall be rendered unfit for occupancy by fire or other casualty, this Sub-Sublease shall not terminate (unless the Lease shall terminate as a result thereof), but rent shall be abated on a per them basis in proportion to that arm of the Premises which is thereby rendered unfit for occupancy.

     Default

     17. The occurrence of any one or more of the following events shall constitute an event of default by Sub-Sublessee under this Sub-Sublease:

          a. any failure of Sub-Sublessee to pay any monetary obligation of Sub-Sublessee hereunder within three (3) days after the same is due hereunder,

          b. any failure by Sub-Sublessee to comply with any other provision of this Sub-Sublease, which failure shall continue for ten (10) or more days after notice thereof from Sub-Sublessor to Sub-Sublessee (provided that if compliance cannot reasonably be accomplished within such time, such period shall be extended a reasonable period provided Sub-Sublessee has commences and is diligently pursuing such compliance); or

          c. Sub-Sublessee shall be come insolvent, or bankruptcy proceedings shall be commenced by or against Sub-Sublessee, or a receiver shall be appointed to control any part of Sub-Sublessee's business or assets, or Sub-Sublessee shall make an assignment for the benefit of creditors.

     Upon the occurrence of any event of default, Sub-Sublessor shall be entitled to exercise, concurrently or successively, any one or more of the following rights and remedies: (1) to pay any sum required to be paid by Sub-Sublessee hereunder to any person or entity which Sub-Sublessee has failed to pay, and to perform any obligation required to be performed by Sub-Sublessee for account of Sub-Sublessee, and any amount so paid shall be constitute additional rent hereunder and shall be paid by Sub-Sublessee to Sub-Sublessor forthwith on demand, (2) to bring suit for collection of any amounts for which Sub-Sublessee may be in default or for specific performance of any other covenant devolving upon Sub-Sublessee for performance, and for damages for the non-performance thereof all without entering into possession of the Premises or terminating this Sub-Sublease;
     (3) to reenter the Premises, by summary proceedings or otherwise, with or without process of law, and take possession thereof without thereby terminating this Sub-Sublease, whereupon Sub-Sublessor may (i) expel all persons and remove all property therefrom, without becoming liable in trespass or otherwise; and (ii) relet all or any portion of the Premises for such periods (either longer or shorter than or coterminous with, this Sub-Sublease); it being agreed that no legal or other action initiated by Sub-Sublessor shall be (x) construed as an election to terminate this

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     Sub-Sublease unless Sub-Sublessor shall, in writing, expressly exercise its election to declare the Term ended and terminate this Sub-Sublease, or (y) deemed to absolve or discharge Sub-Sublessee from any and all obligations and liabilities for the remainder of the Term and (4) to terminate this Sub-Sublease, re-enter the Premises and take possession thereof, eject all parties therefrom, repossess and enjoy the premises together with all additions, alterations and improvements thereto. All rights and remedies granted herein, and any other rights and remedies which Sub-Sublessor may have at law or in equity are hereby declared t[o] be cumulative and not exclusive, and the fact that Sub-Sublessor may have exercised any remedy without terminating this Sub-Sublease shall not impair Sub-Sublessor's right thereafter to terminate this Sub-Sublease or to exercise any other remedy granted herein, at law or in equity.

     Notices

     18. Any notice or other communication required or permitted to be given hereunder by either parry hereto to the other shall be deemed to have been properly given (a) when hand delivered, or (b) one (1) day after being deposited with an overnight courier company, or (c) five (5) days after being deposited in the United States mail, certified, registered or express mail, postage prepaid, return receipt requested, in each case addressed to such other party at the address first written above or to such other address or such additional party as may be designated from time to time by such other parry hereto by notice given in the manner provided in this section.

     Successors and Assigns

     19. This Sub-Sublease shall be binding upon and inure to the benefit of Sub-Sublessor and Sub-Sublessee and their respective successors and permitted assigns.

     Entire Agreement; Amendments; No Waiver.

     20. This Sub-Sublease contains the entire agreement between the parties and no promise, representation, warranty, covenant, agreement or understanding not specifically set forth in this Sub-Sublease shall be binding upon or inure to the benefit of, either party. The Sub-Sublease may not- be amended, altered, modified or supplemented in any manner except by an instrument in writing duly executed by the parties. The failure of Sub-Sublessor to strictly enforce the conditions or covenants of this Sub-Sublease or to exercise any remedy herein conferred, or the acceptance by Sub-Sublessor of any installment of rent after any breach by Sub-Sublessee, in any one or more instances, shall not be construed or deemed to be a waiver by Sub-Sublessor of any such conditions, covenants or remedies, but the same shall continue in full force and effect.

     Termination of Master Lease

     21. If the Master Lease is terminated, this Sub-Sublease shall terminate simultaneously and the Sub-Sublease and Sub-Sublessee shall thereafter be released from all

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obligations under this Sub-Sublease, and Sub-Sublease shall refund to Sub-
Sublessee any unearned rent paid in advance.

     Attorney's Fees

     22. If any action or other proceeding arising out of this Sub-Sublease is commenced by either party to this Sub-Sublease concerning the Premises, then as between Sub-Sublease and Sub-Sublessee, the prevailing party shall be entitled to receive from the other party, in addition to any other relief that may be granted, the reasonable attorney's fees, costs, and expenses incurred in the action or other proceeding by the prevailing party.

     Governing Law

     23. This Sub-Sublease shall be governed, interpreted and construed in accordance with the laws of the State of California.

     Payment of Costs for Landlord Approval

     24. Sub-Sublessee shall reimburse Sub-Sublessor for all costs associated with obtaining Landlord's approval of this Sub-Sublease (up to $1,000.00) to be paid by Sub-Sublessee to Sub-Sublessor within five (5) days of receipt of an invoice therefor from Sub-Sublessor.

          IN WITNESS WHEREOF, the parties have executed this Sub-Sublease at Los Angeles, California, on the date specified in the first paragraph of this Sub-Sublease.

SUB-SUBLESSOR

THE RHL GROUP, INC., a California corporation

/s/ Robert H. Lorsch
_________________________________
Robert H. Lorsch, President

SUB-SUBLESSEE

E-SPORT, INC., a Delaware corporation

/s/
_________________________________
[name of signing party]

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     Consent of Sublessor

     The undersigned as the Lessor under the Master Lease and as Sublessor under the Sublease, respectively, described in the foregoing Sub-Sublease, hereby consent to the Sub-Sublease of the Premises described in this Sub-Sublease to Sub-Sublessee. In granting this consent, the undersigned do not waive any of the Lessor's or Sublessor's rights under the Master Lease as to the Lessee or under the Sublease as to the Sub-Sublessee.

SUBLESSOR

_________________________________
[name of signing party]

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